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                                    FORM 11-K



[X]      ANNUAL REPORT PURSUANT TO SECTION 15(d) OF THE SECURITIES EXCHANGE ACT
         OF 1934
         For the Fiscal Year Ended December 31, 2003

                                       OR

[ ] TRANSITION REPORT PURSUANT TO SECTION 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934
         For the Transition Period from _____________ to ____________


COMMISSION FILE NUMBER: 1-14659
                        -------

A.       Full Title of Plan: Thrift Savings Plan

B. Name of issuer of the securities held pursuant to the plan and the address of its principal executive office:

                           Wilmington Trust Corporation
                           Rodney Square North
                           1100 North Market Street
                           Wilmington, DE  19890



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1.       The Thrift Savings Plan affords staff members the opportunity to acquire from time to time shares of Wilmington Trust Corporation's stock, as well as interests in funds which purchase a variety of investments from time to time and which may change from time to time. These include debt and equity securities. As of December 31, 2003, the names and addresses of those funds are the following:

                             Fidelity Advisor Equity Growth (T) Separate
                               Account
                             Fidelity Advisor Small Cap (T) Separate
                               Account
                             Fidelity Advisor Overseas Separate Account
                             Principal Large Cap Stock Index Separate
                               Account
                             Putnam Equity Inc (M) Separate Account
                             Principal Financial Group
                             710 9th Street
                             Des Moines, IA 50309

                             The Wilmington Large Cap Growth Portfolio
                             The Wilmington Large Cap Value Portfolio
                             The Wilmington Large Cap Core Portfolio
                             The Wilmington Small Cap Core Portfolio
                             The Wilmington International Multi-Manager
                                Portfolio
                             The Wilmington Broad Market Bond Portfolio
                             The Wilmington Mid Cap Strategic Allocation Fund The Wilmington Small Cap Strategic Allocation Fund The Wilmington Real Estate Portfolio
                             The Stable Value Fund
                             The Wilmington Trust Corporation Stock Fund
                             Rodney Square North
                             1100 North Market Street
                             Wilmington, DE 19890

2. The financial statements required to be filed for the Thrift Savings Plan, which qualifies under the Employee Retirement Income Security Act of 1974, will be filed as an amendment to this Form 11-K by June 28, 2004, 180 days after the end of the plan's fiscal year.




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                                   SIGNATURES


         Pursuant to the requirements of the Securities Exchange Act of 1934, the following individuals, who administer the Thrift Savings Plan, have signed this Form 11-K as of March 19, 2004.

                                          /s/ David R. Gibson             (SEAL)
                                          -------------------------------
                                          David R. Gibson, Chairman


                                          /s/ Robert J. Christian        (SEAL)
                                          -------------------------------
                                          Robert J. Christian


                                          /s/ Michael A. DiGregorio      (SEAL)
                                          -------------------------------
                                          Michael A. DiGregorio


                                          /s/ William J. Farrell, II     (SEAL)
                                          -------------------------------
                                          William J. Farrell, II


                                          /s/ I. Gail Howard             (SEAL)
                                          -------------------------------
                                          I. Gail Howard


                                          /s/ Gerald F. Sopp             (SEAL)
                                          -------------------------------
                                          Gerald F. Sopp